EXHIBIT 99.2
                                                                    ------------


            FEDERAL DEPOSIT INSURANCE CORPORATION   ----------------------------
                   Washington, D.C., 20429                 OMB APPROVAL
                                                    ----------------------------
                       FORM 10-QSB                  OMB Number:        3235-0416
                                                    Expires:      March 31, 2007
                                                    Estimated average burden
                                                    hours per response.......182
                                                    ----------------------------

(Mark one)

|X| QUARTERLY REPORT UNDER SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
                  For the quarterly period ended   March 31, 2005
                                                   --------------


|_|    TRANSITION REPORT UNDER SECTION 13 OR 15(d) OF THE EXCHANGE ACT

                  For the transition period from   _______________to ___________
                  Commission file number           _____________________________

FDIC Insurance Certificate Number  35378 - 1

                                   VALLEY BANK
--------------------------------------------------------------------------------
        (Exact name of small business issuer as specified in its charter)

        Connecticut                                             06-1522403
--------------------------------------------------------------------------------
(State or other jurisdiction of                              (I.R.S. Employer
incorporation or organization)                               Identification No.)

                  Four Riverside Avenue, Bristol, CT   06010
--------------------------------------------------------------------------------
                    (Address of principal executive offices)

                                 (860) 582-8868
--------------------------------------------------------------------------------
                           (Issuers telephone number)


--------------------------------------------------------------------------------
              (Former name, former address and former fiscal year,
                         if changed since last report)

Check whether the issuer (1) filed all reports required to be filed by Section 13 or 15(d) of the Exchange Act during the past 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been
subject to such filing requirements for the past 90 days.  Yes  X   No
                                                               ---    ---

                APPLICABLE ONLY TO ISSUERS INVOLVED IN BANKRUPTCY
                   PROCEEDINGS DURING THE PRECEDING FIVE YEARS

Check whether the registrant filed all documents and reports required to be filed by Section 12, 13 or 15(d) of the Exchange Act after the distribution of
securities under a plan confirmed by a court. Yes      No
                                                  ---    ---

                      APPLICABLE ONLY TO CORPORATE ISSUERS

Indicate the number of shares outstanding of each of the issuer's classes of common equity, as of the latest practicable date.

Common stock,  no par value                                  1,076,082
---------------------------                          ---------------------------
          Class                                      Outstanding at May 9, 2005

Transitional Small Business Disclosure Format (Check one):  Yes      No X
                                                                ---    ---

            Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.


VALLEY BANK
Table of Contents
---------------------------------------------------------------------------------------

Part I.  FINANCIAL INFORMATION

Item 1.  Financial Statements

         Statements of Financial Condition, March 31, 2005 and December
              31, 2004 (Unaudited)................................................... 1

         Statements of Income,  Three  Months Ended March 31, 2005
              and 2004 (Unaudited)................................................... 2

         Statements of Changes in Capital Accounts,  Three Months Ended
              March 31, 2005 and 2004 (Unaudited).................................... 3

         Statements of Cash Flows, Three Months Ended March 31
              2005 and 2004 (Unaudited).............................................. 4

         Notes to Financial Statements (Unaudited)................................... 5-8


Item 2.  Management's Discussion and Analysis of Financial Condition
              and Results of Operations.............................................. 8-13

Item 3.  Controls and Procedures..................................................... 13

Part II. OTHER INFORMATION

Item 1.  Legal Proceedings........................................................... 13

Item 2.  Changes in Securities....................................................... 13

Item 3.  Defaults Upon Senior Securities............................................. 13

Item 4.  Submission of Matters to a Vote of Security Holders......................... 13

Item 5.  Other Information........................................................... 13

Item 6.  (a)  Exhibits............................................................... 13


SIGNATURES........................................................................... 14

CERTIFICATIONS....................................................................... 15-19


VALLEY BANK FORM 10-QSB QUARTERLY REPORT
MARCH 31, 2005

Part 1   FINANCIAL INFORMATION

Item 1   Financial Statements:

STATEMENTS OF FINANCIAL CONDITION (UNAUDITED)
(in thousands except share data)

                                                              March 31,   December 31,
                                                                  2005           2004
                                                             ------------------------
ASSETS
------
Cash and due from depository institutions                    $   4,166      $   5,764
Federal funds sold and money market accounts                     4,077          4,269
Investment securities                                           37,711         39,548
Loans receivable,  net                                          82,787         77,729
Premises and equipment, net                                      1,526          1,524
FHLB Stock                                                         727            727
Accrued income receivable                                          514            560
Deferred income taxes                                              762            632
Other assets                                                       630            187
                                                             ------------------------
TOTAL ASSETS                                                 $ 132,900      $ 130,940
                                                             ========================



LIABILITIES AND CAPITAL ACCOUNTS
--------------------------------
Deposits:
   Non-interest bearing                                      $  13,640      $  12,300
   Interest bearing                                             98,601         95,446
                                                             ------------------------
Total deposits                                                 112,241        107,746
Borrowed funds                                                  10,127         12,679
Mortgagors' escrow accounts                                         79            150
Other liabilities                                                1,285          1,206
                                                             ------------------------
Total Liabilities                                              123,732        121,781


Capital Accounts:
Common stock, no par value; authorized 2,000,000 shares;
   issued and outstanding 1,076,082 and 1,072,902 at
   March 31, 2005 and December 31, 2004, respectively              890            887
Additional paid-in capital                                       8,164          8,126
Retained earnings                                                  476            305
Accumulated other comprehensive loss                              (362)          (159)
                                                             ------------------------
Total Capital Accounts                                           9,168          9,159
                                                             ------------------------
TOTAL LIABILITIES AND CAPITAL ACCOUNTS                       $ 132,900      $ 130,940
                                                             ========================

See notes to financial statements
                                            1

VALLEY BANK FORM 10-QSB QUARTERLY REPORT
MARCH 31, 2005

STATEMENTS OF INCOME (UNAUDITED)
(in thousands except share data)



                                                          Three Months Ended
                                                               March 31,
                                                       -------------------------
Interest income:                                           2005           2004
                                                           ----           ----
   Interest on loans                                   $    1,306     $    1,001
   Interest and dividends on investments
      and deposits                                            379            324
                                                       -------------------------
Total interest income                                       1,685          1,325

Interest expense:
   Deposits and escrow                                        467            297
   Borrowed money                                              75             67
                                                       -------------------------
Total interest expense                                        542            364
                                                       -------------------------
Net interest income                                         1,143            961

Provision for loan losses                                      77             97
                                                       -------------------------

Net interest income after provision for loan losses         1,066            864

Noninterest income:
    Service charges and other fees                             89             62
    Realized gains on investments                              --              6
                                                       -------------------------
Total noninterest income                                       89             68

Noninterest expenses:
   Salaries                                                   405            353
   Employee benefits and taxes                                 92             78
   Occupancy and equipment                                    173            178
   Professional fees                                           36             41
   Marketing                                                   20             21
   Office supplies                                             18             18
   Outside service fees                                        48             37
   Other                                                       83             49
                                                       -------------------------
Total noninterest expenses                                    875            775
                                                       -------------------------
Income before income tax expense                              280            157
Income tax expense                                            109             60
                                                       -------------------------
NET INCOME                                             $      171     $       97
                                                       =========================

Basic income  per share                                $     0.16     $     0.09
Diluted income  per share                              $     0.15     $     0.09

Weighted-average shares outstanding - basic             1,075,976      1,070,200
Weighted-average shares outstanding - diluted           1,108,870      1,085,556


See notes to financial statements

VALLEY BANK FORM 10-QSB QUARTERLY REPORT
MARCH 31, 2005

STATEMENTS OF CHANGES IN CAPITAL ACCOUNTS (UNAUDITED)
(in thousands)


                                                                                    Accumulated
                                                       Addtl                              Other               Total
                                        Common       Paid-In     Accumulated      Comprehensive             Capital
                                         Stock       Capital         Deficit       Income (Loss)           Accounts

Balance at December 31, 2003             $ 884       $ 8,090          $ (267)            $  (62)            $ 8,645

Net income                                                                97                                     97
Shares issued under stock
    compensation plan                        1            15                                                     16
Net unrealized losses on
     available-for-sale securities                                                          169                 169
                                         --------------------------------------------------------------------------

Balance at March 31, 2004                $ 885       $ 8,105          $ (170)            $  107             $ 8,927
                                         ==========================================================================


Balance at December 31, 2004             $ 887       $ 8,126          $  305             $ (159)            $ 9,159

Net income                                                               171                                    171

Shares issued under stock
    compensation plan                        3            38                                                     41
Net unrealized losses on
     available-for-sale securities                                                         (203)               (203)
                                         --------------------------------------------------------------------------

Balance at March 31, 2005                $ 890       $ 8,164          $  476             $ (362)            $ 9,168
                                         ==========================================================================


See notes to financial statements

VALLEY BANK FORM 10-QSB QUARTERLY REPORT
MARCH 31, 2005

STATEMENTS OF CASH FLOWS (UNAUDITED)
(in thousands)

                                                            Three Months Ended March 31,
                                                            ---------------------------
Cash flows from operating activities                             2005         2004
                                                                 ----         ----
Net income                                                    $    171      $     97
Adjustments to reconcile net income to
 cash provided by operating activities:
     Realized gains on investments                                  --            (6)
     Depreciation                                                   60            51
     Provision for loan losses                                      77            97
     Amortization (accretion) of premiums (discounts) net           45            49
     Net Change in:
       Accrued income receivable                                    46           (11)
       Deferred loan fees                                           17             9
       Other assets                                               (445)         (393)
       Other liabilities                                            79         5,265
                                                              ----------------------
Net cash provided by operating activities                           50         5,158
                                                              ----------------------

Cash flows from investing activities
Proceeds from maturities, calls and paydowns
  of available-for-sale securities                               5,460         3,727
Proceeds from sales of available-for-sale securities                --           509
Purchase of available-for-sale securities                       (4,000)       (3,638)
Loan originations net of principal payments                     (5,151)       (5,371)
Purchases of premises and equipment                                (62)          (23)
                                                              ----------------------
Net cash used by investing activities                           (3,753)       (4,796)
                                                              ----------------------

Cash flows from financing activities
Change in DDA, NOW, money market and
     savings accounts                                              981         3,480
Change in time deposit accounts                                  3,514         2,897
Change in borrowed funds                                        (2,552)       (2,050)
Change in mortgagors' escrow accounts                              (71)          (69)
Proceeds from issuance of common stock                              41            16
                                                              ----------------------
Net cash provided by financing activities                        1,913         4,274
                                                              ----------------------

Net change in cash and cash equivalents                         (1,790)        4,636
Cash and cash equivalents at beginning of period                10,033         7,074
                                                              ----------------------

Cash and cash equivalents at end of period                    $  8,243      $ 11,710
                                                              ======================

Supplemental Disclosures Cash paid during the period for:
    Interest                                                  $    483      $    354
    Income taxes                                              $    134      $     25


See notes to financial statements
                                        4

VALLEY BANK FORM 10-QSB QUARTERLY REPORT
MARCH 31, 2005

Notes to Financial Statements
(Unaudited)

Note 1.  Business
         --------
Valley Bank (the "Bank") is a Connecticut state-chartered commercial bank located in Bristol, Connecticut. The Bank is engaged principally in the business of attracting deposits from the general public and investing those deposits in small business, real estate, residential and consumer loans. The Bank's deposits are insured by the Federal Deposit Insurance Corporation within prescribed limits. The Bank is subject to competition from other financial institutions throughout the region. The Bank is also subject to the regulations of certain state and federal agencies and undergoes periodic examinations by those regulatory authorities.

Note 2.  Basis of presentation
         ---------------------
The accounting and reporting policies of the Bank conform to generally accepted accounting principles in the United States of America and to general practices within the banking industry. Such policies have been followed on a consistent basis.

In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet, and income and expenses for the period. Actual results could differ from those estimates.

Material estimates that are particularly susceptible to significant change in the near-term relate to the determination of the allowance for losses on loans. While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in credit quality and economic conditions, particularly in Connecticut.

The data presented for the three months ended March 31, 2005 and 2004 reflect, in the opinion of management, all adjustments (consisting only of normal recurring adjustments) which are necessary to present fairly the results for such interim periods. Interim results at and for the three months ended March 31, 2005 are not necessarily indicative of the results that may be expected for the fiscal year ended December 31, 2005.

VALLEY BANK FORM 10-QSB QUARTERLY REPORT
MARCH 31, 2005

Note 3.  Investment Securities
         ---------------------
The carrying value and estimated market values of investment securities are as follows:
(in thousands)


March 31, 2005:
---------------
Available-for-sale securities:             Amortized     Gross Unrealized    Estimated
                                                      --------------------
   U.S. agency obligations:                  Cost        Gain         Loss  Market Value
                                           ---------------------------------------------
       Due in less than one year           $   500     $    --      $    --      $   500
       Due from one through five years       8,515          --         (202)       8,313
                                           ---------------------------------------------
                                             9,015          --         (202)       8,813
                                           -------     -------      -------      -------

   Corporate bonds:
       Due from one through five years       2,121          --          (73)       2,048
       Due after ten years                     100           1           --          101
                                           ---------------------------------------------
                                             2,221           1          (73)       2,149
                                           ---------------------------------------------

   Mortgage-backed securities               25,063           3         (317)      24,749
   Variable rate preferred securities        2,000          --           --        2,000
                                           ---------------------------------------------
Total available-for-sale securities        $38,299     $     4      $  (592)     $37,711
                                           =============================================

December 31, 2005:
-----------------
Available-for-sale securities:             Amortized     Gross Unrealized    Estimated
                                                      --------------------
   U.S. agency obligations:                  Cost        Gain         Loss  Market Value
                                           ---------------------------------------------
       Due in less than one year           $   500     $     3      $    --      $   503
       Due from one through five years       8,518           2          (86)       8,434
                                           ---------------------------------------------
                                             9,018           5          (86)       8,937
                                           ---------------------------------------------

   Corporate bonds:
       Due from one through five years       2,129          --          (27)       2,102
       Due after ten years                     100           3           --          103
                                           ---------------------------------------------
                                             2,229           3          (27)       2,205
                                           ---------------------------------------------

   Mortgage-backed securities               26,557          23         (174)      26,406
   Variable rate preferred securities        2,000          --           --        2,000
                                           ---------------------------------------------
Total available-for-sale securities        $39,804     $    31      $  (287)     $39,548
                                           =============================================

The Bank had no realized gains on securities during the three months ended March 31, 2005 and a $6,000 realized gain during the three months ended March 31, 2004.

Note 4.  Allowance for Loan Losses
         -------------------------
The allowance for loan losses is established by a provision charged to earnings and is maintained at a level considered adequate to provide for potential loan losses based on management's evaluation of known and inherent risks in the loan portfolio. When a loan or portion of a loan is considered uncollectable, it is charged against the allowance for loan losses. Recoveries of loan previously charged off are credited to the allowance when collected.

VALLEY BANK FORM 10-QSB QUARTERLY REPORT
MARCH 31, 2005

Management makes regular evaluations of the loan portfolio to determine the adequacy of the level of the allowance for loan losses. Numerous factors are considered in the evaluation, including a review of certain borrowers' current financial status and credit standing, available collateral, loss experience in relation to outstanding loans, the overall loan portfolio quality, management's judgment regarding prevailing and anticipated economic conditions, and other relevant factors.

In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for loan losses. Such agencies may require the Bank to recognize additions to the allowance based on their judgments about information available to them at the time of their examination.

The following summarizes the changes in allowance for loan losses for the three months ended March 31, 2005:

(in thousands)
Balance, beginning of period        $ 1,295

      Provision for loan losses          77

      Chargeoffs                         (4)

      Recoveries                          7
                                    -------
 Balance, end of period             $ 1,375
                                    =======


At March 31, 2005, the Bank had $448,000 of loans on nonaccrual status. The loans are considered impaired and have specific reserves of $75,000. At December 31, 2004, the Bank had no loans on nonaccrual status.

Note 5.  Comprehensive Income
         --------------------
Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" establishes standards for disclosure of comprehensive income, which includes net income and any changes in equity from non-owner sources that are not recorded in the income statement (such as changes in the net unrealized gains (losses) on securities). The Bank's one source of other comprehensive income is the net unrealized gain (loss) on securities.

                                                                               Three Months Ended
(in thousands)                                                                      March 31,
                                                                                ----------------
                                                                                 2005       2004
                                                                                 ----       ----
Net Income                                                                      $ 171      $  97

Other comprehensive income (loss):
----------------------------------
Net unrealized holding gains (losses) on securities available for sale           (332)     $ 278
Reclassification adjustment for gain recognized in net income                      --         (6)
                                                                                ----------------
Other comprehensive income (loss) before tax expense
                                                                                 (332)       272
Income tax expense (benefit) related to items of other comprehensive income
(loss)                                                                            130       (104)
                                                                                ----------------
Other comprehensive income net of tax
                                                                                 (202)       168
                                                                                ----------------
    Total comprehensive income                                                  $ (31)     $ 265
                                                                                ================

VALLEY BANK FORM 10-QSB QUARTERLY REPORT
MARCH 31, 2005

Note 6.  Income per Share
         ----------------
The Bank has computed and presented income per share in accordance with Statement of Financial Accounting Standards No. 128.

Note 7.  Borrowed Funds
         --------------
At March 31, 2005 and December 31, 2004, the Bank had $10.1 million and $12.7 million, respectively, in advances outstanding from the Federal Home Loan Bank. The weighted average rates on borrowed funds at March 31, 2005 and December 31, 2004 were 2.96% and 2.80%, respectively.

Note 8.  Commitment to Extend Credit
         ---------------------------
The Bank is party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit. These commitments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the statement of financial condition.

The contractual amounts of outstanding commitments at March 31, 2005 and December 31, 2004 were as follows:

(in thousands)
                                     March 31, 2005       December 31, 2004
                                     --------------       -----------------
Commitments to extend credit:
     Loan commitments                    $ 6,039                $ 2,987
     Unadvanced lines of credit           15,769                 16,572
     Standby letters of credit               504                    504
                                         ------------------------------
          Outstanding commitments        $22,312                $20,063
                                         ==============================

Part I. - FINANCIAL INFORMATION
Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations

Overview
Valley Bank (the "Bank") is a Connecticut state-chartered commercial bank located in Bristol, Connecticut. The Bank, which has its main office in Bristol, a second full-service office in the Terryville section of Plymouth, and a loan production office in Southington that opened in January 2005, provides banking services to commercial and individual customers primarily in the town of Bristol and the neighboring communities of Burlington, Farmington, Plainville, Plymouth, Southington and Wolcott. The Bank offers to its business customers demand, savings and time deposit accounts and the granting of various types of commercial loans and commercial real estate loans.

The services provided by the Bank to consumers include checking, savings and time deposit accounts, as well as mortgage loans, consumer loans, investment services, and trust services through The Trust Company of Connecticut.

VALLEY BANK FORM 10-QSB QUARTERLY REPORT
MARCH 31, 2005

In January 2004, the Bank began to offer its customers investment services through a relationship with Tracy Driscoll, Inc., a local insurance agency, and Bannon, Ohanesian & Lecours, Inc., a full-service, independent broker/dealer headquartered in West Hartford, Connecticut.

In March 2004, the Bank filed an application, which was approved by Advest, Inc. Brokerage Services, for Advest to act as a market maker in the Bank's stock and to list the stock on the Over The Counter Bulletin Board. As a result Valley Bank stock is listed at www.otcbb.com under the symbol "VLBK".
                        -------------

In April 2004, the Bank closed on the purchase of land and a building located at 888 Farmington Avenue, Bristol, Connecticut, 06010. The building, which prior to the purchase had served as a branch office of North American Bank and Trust, is currently being leased by the Bank to Bristol Travel, Inc. The Bank intends to file an application with the Department of Banking to operate the site as a full service branch office in the fourth quarter of 2005 or the first quarter of 2006.

In October 2004, the Bank's Board of Directors declared a one for ten stock split of Valley Bank Common Stock (i.e. each shareholder will receive one (1) additional share of Common Stock for each ten (10) shares currently owned). The record date was November 15, 2004 and the payment date was January 30, 2005.

In December 2004, the Bank's Board of Directors approved reorganizing Valley Bank into a bank holding company structure. The Board believes that the reorganization will increase the corporate flexibility of the Bank, will allow the Bank to better take advantage of additional business opportunities, and will provide the Bank with operational and competitive benefits. As a result of the reorganization, the Bank will become the wholly owned subsidiary of a newly-formed bank holding company through a one-for-one, tax free exchange of the Bank's common stock for common stock of the holding company. The reorganization, which will be voted on by the Bank's shareholders at the Bank's annual meeting scheduled in May 2005, is also subject to approval from the Federal Reserve Bank of Boston as well as the Connecticut Department of Banking.

The following discussion and analysis presents a review of the operating results and financial condition of the Bank, for the three-month periods ended March 31, 2005 and 2004. The discussion below should be read in conjunction with the financial statements and other financial data presented elsewhere herein.

VALLEY BANK FORM 10-QSB QUARTERLY REPORT
MARCH 31, 2005

RESULTS OF OPERATIONS
---------------------
Comparison of the three-month periods ended March 31, 2005 and 2004
General
Net income for the three-month period ended March 31, 2005 was $171,000, or $0.16 basic income per share and $0.15 diluted income per share, compared to net income of $97,000, or $0.09 basic and diluted income per share, for the three-month period ended March 31, 2004. In general, the increased net income was the result of higher levels of net interest income which more than offset higher non-interest expenses.

Total assets increased by $2.0 million, or 1.5%, during the first quarter of 2005. The repayment of $2.5 million in borrowed money in January 2005 partly offset strong growth in retail deposits. The Bank's loan portfolio grew by $5.1 million, or 6.5%, in the first quarter of 2005 while deposits increased by $4.5 million, or 4.2%.

Net Interest Income
Net interest income for the three-months ended March 31, 2005 was $1,143,000 compared to $961,000 for the same period in 2004. The increase is due to growth in interest-earning assets while the Bank's average interest rate spread and net interest margin declined between periods. The net interest margin for the three-month periods ended March 31, 2005 and 2004 was 3.75% and 3.84%, respectively.

Interest Income
Total interest income for the three-month periods ended March 31, 2005 and 2004 was $1,685,000 and $1,325,000, respectively. The average rate on interest-earning assets increased by 24 basis points in the current quarter reflecting generally higher short term interest rates. In addition to the increase in the average rate, the average balance of interest earning assets increased by $22.9 million.

Interest Expense
Total interest expense for the three-month periods ended March 31, 2005 and 2004 was $542,000 and $364,000, respectively. The average rate on deposits and borrowings was 2.06% in the first quarter of 2005 compared to 1.73% in the same quarter of 2003, an increase of 33 basis points. Total interest expense was $178,000 higher in the current quarter due to the higher average rate and strong growth in average interest-bearing liabilities which increased by $22.2 million.

The table on the next page shows the major categories of average assets and average liabilities together with their respective interest income or expense and the rates earned and paid by the Bank (dollars in thousands):

VALLEY BANK FORM 10-QSB QUARTERLY REPORT
MARCH 31, 2005

                                                              For Three Months Ended
                                          ---------------------------------------------------------------------
                                                 March 31, 2005                     March 31, 2004
                                          ---------------------------------------------------------------------
Interest Earning Assets:                   Average     Income/    Average     Average       Income/    Average
-----------------------
                                           Balance     Expense       Rate     Balance       Expense       Rate
Federal funds sold and money               ---------------------------------------------------------------------
     market accounts                      $  3,259      $   19      2.35%    $  4,619       $    10      0.87%
Investment securities                       39,174         360      3.73%      34,524           314      3.66%
Loans                                       81,116       1,306      6.53%      61,551         1,001      6.54%
                                          ---------------------------------------------------------------------
Total interest earnings assets             123,549       1,685      5.53%     100,694         1,325      5.29%
Non-interest-earning assets                  6,627                              5,256
                                          --------                           --------
Total assets                              $130,176                           $105,950
                                          ========                           ========

Interest Bearing Liabilities:
-----------------------------

NOW accounts                                 3,043           5      0.64%       2,584             3      0.47%
Savings and money market accounts           44,765         129      1.17%      36,359            93      1.03%
Time deposits                               48,655         333      2.77%      33,880           201      2.39%
Borrowed money                              10,284          75      2.97%      11,773            67      2.29%
                                          ---------------------------------------------------------------------
Total interest bearing liabilities         106,747         542      2.06%      84,596           364      1.73%
Non-interest bearing demand deposits        12,810                             11,591
Other non-interest-bearing liabilities       1,391                                960
Capital accounts                             9,228                              8,803
                                          --------                           --------
Total liabilities and capital accounts    $130,176                           $105,950
                                          ========                           ========

Net interest income                                      1,143                                  961

Net interest margin                                      3.75%                                3.84%
Interest rate spread                                     3.47%                                3.56%
                                          ---------------------------------------------------------------------

Net interest income can be analyzed in terms of the impact of changing rates and changing volumes. The table on the next page describes the extent to which changes in interest rates and changes in the volume of interest-earning assets and interest-bearing liabilities have affected the Bank's interest income and interest expense during the periods indicated. Information is provided in each category with respect to (i) changes attributable to changes in volume (changes in volume multiplied by the prior rate), (ii) changes attributable to changes in rates (changes in rates multiplied by prior volume), and (iii) the net change (dollars in thousands):

VALLEY BANK FORM 10-QSB QUARTERLY REPORT
MARCH 31, 2005

                                      ---------------------------
                                        For the 3 Months Ended
                                       March 31, 2005 versus 2004
Interest Income:                       Increase (Decrease) Due to
Federal funds sold and money           Rate      Volume      Total
     market accounts                  $  13      $  (4)     $   9
Investment securities                     6         40         46
Loans                                    (2)       307        305
                                      ---------------------------
Total interest income                    17        343        360

Interest Expense:
NOW accounts                              1          1          2
Savings and money market accounts        13         23         36
Time deposits                            36         96        132
Borrowed money                           18        (10)         8
                                      ---------------------------
Total interest expense
                                         68        110        178
                                      ---------------------------

Change in Net interest income         $ (51)     $ 233      $ 182
                                      ---------------------------
Provision for Loan Losses
The Bank's provision for loan losses was $77,000 in the first quarter of 2005 compared to $97,000 in the same quarter in 2004. Management performs a quarterly review of the loan portfolio and based on this review sets the level of provision necessary to maintain an adequate loan loss allowance. At March 31, 2005, the allowance for loan losses totaled $1,375,000, or 1.63% of total gross loans outstanding, compared to $1,295,000, or 1.63% of total loans outstanding, at December 31, 2004.

At March 31, 2005, the Bank had nonperforming loans totaling $448,000. The loans were considered impaired and had specific reserves of $75,000. At December 31, 2004, the Bank had no loans on nonaccrual status.

Noninterest Income
Total noninterest income for the three-month periods ended March 31, 2005 and 2004 was $89,000 and $68,000, respectively, including $6,000 of realized gains on investment securities in the 2004 period. The higher noninterest income in 2005 reflects increased fees on loans as well as rental income in 2005 from property purchased by the Bank in April 2004.

Noninterest Expense
Total noninterest expenses in the first quarter of 2005 were $100,000 higher than the same quarter of the prior year. The majority of the increase in expenses is due to higher salaries and employee benefits and reflects the overall strong growth in the Bank's loan portfolio and total deposit accounts over the past year and the higher expenses related to the increased size and volume of activity. The Bank had 34 full-time equivalent employees at March 31, 2005 versus 31 full-time equivalent employees at March 31, 2004.

VALLEY BANK FORM 10-QSB QUARTERLY REPORT
MARCH 31, 2005

Income Taxes
Total income tax expense for the three-month periods ended March 31, 2005 and 2004 was $109,000 and $60,000, respectively. The effective income tax rates for the respective quarters were 39.0% and 38.2%.

 Item 3.    Controls and Procedures
Based upon an evaluation within the 90 days prior to the filing date of this report, the Bank's Chief Executive Officer and Chief Financial Officer concluded that the Bank's disclosure controls and procedures are effective. There have been no significant changes in the Bank's internal controls or in other factors that could significantly affect the Bank's internal controls subsequent to the date of the evaluation, including any corrective actions with regard to significant deficiencies and material weaknesses.

Part II. - OTHER INFORMATION
Item 1.    Legal Proceedings - Not applicable
Item 2.    Changes in Securities - Not applicable
Item 3.    Defaults Upon Senior Securities - Not applicable
Item 4.    Submission of Matters to a Vote of Security Holders - Not applicable
Item 5.    Other Information - Not applicable
Item 6.    Exhibits and Reports on Form 8-K -

(a)   Exhibits

      31.1 Chief Executive Officer Certification pursuant to 17 CFR 240.13a-14 as adopted pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.

      31.2 Chief Financial Officer Certification pursuant to 17 CFR 240.13a-14 as adopted pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.

      32.1 Chief Executive Officer Certification pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.

      32.2 Chief Financial Officer Certification pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.

VALLEY BANK FORM 10-QSB QUARTERLY REPORT
MARCH 31, 2005

SIGNATURES


In accordance with the requirements of the Exchange Act, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                                   VALLEY BANK
                                                   (Registrant)



Date  May 10,  2005                          /s/ Robert L. Messier, Jr.
      -------------                          -------------------------
                                             President and Chief Executive
                                             Officer



Date  May 10, 2005                           /s/ Mark J. Blum
      -------------                          ----------------
                                             Executive Vice President, Treasurer
                                             and Chief Financial Officer

VALLEY BANK FORM 10-QSB QUARTERLY REPORT
MARCH 31, 2005

CERTIFICATIONS

CHIEF EXECUTIVE OFFICER CERTIFICATION PURSUANT TO 17 CFR 240.13a-14
-------------------------------------------------------------------

I, Robert L. Messier, Jr., certify that:

      1)    I have reviewed this quarterly report Form 10-QSB of Valley Bank,
      2) Based on my knowledge, this report does not contain any untrue statement of material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;
      3) Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the small business issuer as of, and for, the periods presented in this report;
      4) The small business issuer's other certifying officer(s) and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f) for the small business issuer and we have:
            a) Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the small business issuer, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;
            b) Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles, and
            c) Evaluated the effectiveness of the small business issuer's disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and
            d) Disclosed in this report any change in the small business issuer's internal control over financial reporting that occurred during the small business issuer's most recent fiscal quarter (the small business issuer's first fiscal quarter in this case) that has materially affected, or is reasonably likely to materially affect, the small business issuer's internal control over financial reporting and;

VALLEY BANK FORM 10-QSB QUARTERLY REPORT
MARCH 31, 2005

      5) The small business issuer's other certifying officer(s) and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the small business issuer's auditors and the audit committee of the small business issuer's board of directors (or persons performing the equivalent functions):
            a) All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the small business issuer's ability to record, process, summarize and report financial information; and
            b) Any fraud, whether or not material, that involves management or other employees who have a significant role in the small business issuer's internal control over financial reporting.


Date:  May 10, 2005


/s/ Robert L. Messier, Jr.
--------------------------
President and CEO



CHIEF ACCOUNTING OFFICER CERTIFICATION PURSUANT TO 17 CFR 240.13a-14
--------------------------------------------------------------------

I, Mark J. Blum, certify that:

      1)    I have reviewed this quarterly report Form 10-QSB of Valley Bank,
      2) Based on my knowledge, this report does not contain any untrue statement of material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;
      3) Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the small business issuer as of, and for, the periods presented in this report;
      4) The small business issuer's other certifying officer(s) and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f) for the small business issuer and we have:

VALLEY BANK FORM 10-QSB QUARTERLY REPORT
MARCH 31, 2005

            a. Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the small business issuer, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;
            b. Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles, and
            c. Evaluated the effectiveness of the small business issuer's disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and
            d. Disclosed in this report any change in the small business issuer's internal control over financial reporting that occurred during the small business issuer's most recent fiscal quarter (the small business issuer's first fiscal quarter in this case) that has materially affected, or is reasonably likely to materially affect, the small business issuer's internal control over financial reporting and;
      5) The small business issuer's other certifying officer(s) and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the small business issuer's auditors and the audit committee of the small business issuer's board of directors (or persons performing the equivalent functions):
            a. All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the small business issuer's ability to record, process, summarize and report financial information; and
            b. Any fraud, whether or not material, that involves management or other employees who have a significant role in the small business issuer's internal control over financial reporting.


Date:  May 10, 2005


/s/ Mark J. Blum
----------------
Executive Vice President, Treasurer,
and CFO

VALLEY BANK FORM 10-QSB QUARTERLY REPORT
MARCH 31, 2005

CERTIFICATION PURSUANT TO 18 U.S.C. SECTION 1350, AS ADOPTED PURSUANT TO SECTION
--------------------------------------------------------------------------------
906 OF THE SARBANES-OXLEY ACT OF 2002
-------------------------------------

In connection with the Quarterly Report of Valley Bank (the "Bank") on Form 10-QSB for the period ending March 31, 2005 as filed with the Securities and Exchange Commission on the date hereof (the "Report"), I, Robert L. Messier, Jr., President, Treasurer and Chief Executive Officer of the Bank, certify, pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that:


      1. The Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

      2. The information contained in the Report fairly presents, in all material respects, the financial condition and result of operations of the Bank.


                                                    /s/ Robert L. Messier, Jr.
                                                    --------------------------
                                                    President and CEO

VALLEY BANK FORM 10-QSB QUARTERLY REPORT
MARCH 31, 2005

CERTIFICATION PURSUANT TO 18 U.S.C. SECTION 1350, AS ADOPTED PURSUANT TO SECTION
--------------------------------------------------------------------------------
906 OF THE SARBANES-OXLEY ACT OF 2002
-------------------------------------

In connection with the Quarterly Report of Valley Bank (the "Bank") on Form 10-QSB for the period ending March 31, 2005 as filed with the Securities and Exchange Commission on the date hereof (the "Report"), I, Mark J. Blum, Executive Vice President and Chief Financial Officer of the Bank, certify, pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that:


      1. The Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

      2. The information contained in the Report fairly presents, in all material respects, the financial condition and result of operations of the Bank.



                                           /s/ Mark J. Blum
                                           ----------------
                                           Executive Vice President, Treasurer
                                           and CFO